EXHIBIT 11.2


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Forty Weeks Ended November 13, 1999 and November 14, 1998

                                            Forty Weeks Ended
                                         ----------------------
                                           Nov. 13,    Nov. 14,
                                           1999        1998
                                          ---------   ---------
Diluted:
  Net earnings (loss) applicable to
    common shares                         $ (4,229)   $  6,932
                                          =========   =========
Shares:
  Weighted average number of
    common shares outstanding               17,777      17,624
  Shares issuable under employee
    stock plans - weighted average               -**        37
  Dilutive effect of exercise of
    certain stock options                        -**       246
  Less: Treasury stock-weighted average     (7,897)     (7,661)
                                          ---------   ---------
  Weighted average number of common and
    common equivalent shares outstanding     9,880      10,246
                                          =========   =========
Net earnings (loss) per common and
    common equivalent shares              $  (0.43)   $   0.68
                                          =========   =========

** The dilutive effect of stock options in the amount of 336,687 shares and 36,853 shares issuable under employee stock plans were not considered as the effect is antidilutive.




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